Exhibit 23.3

CONSENT OF PLANTE & MORAN, PLLC

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

LNB Bancorp, Inc.

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 of Northwest Bancshares, Inc. of our report dated February 27, 2014, with respect to the consolidated financial statements of LNB Bancorp, Inc., which appears in the Annual Report on Form 10-K of LNB Bancorp, Inc. for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

April 30, 2015